Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

ADJOURNMENT OF MAGNA ENTERTAINMENT
CHAPTER 11 BANKRUPTCY HEARING

April 3, 2009, Aurora, Ontario, Canada – MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that Magna Entertainment Corp. and certain of its subsidiaries that have filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (collectively, “MEC” or the “Debtors”) requested an adjournment until April 20, 2009 for the United States Bankruptcy Court for the District of Delaware (the “Court”) to consider various motions filed with the Court.  The hearing on such motions is now scheduled for April 20, 2009, and at that time the Court will consider (i) the entry of a final order with respect to the secured debtor-in-possession financing facility (the “DIP Loan”) that a wholly-owned subsidiary of MID (the “MID Lender”) has agreed to provide to the Debtors and (ii) the entry of an order in connection with bid and auction procedures (the “Bid Procedures Orders”) for assets that the Debtors seek to market and sell, including those assets that are the subject of the stalking horse bid from MID announced on March 5, 2009.

The DIP Loan initial tranche of up to US$13.4 million was made available to the Debtors on March 6, 2009 pursuant to approval of the Court.  An interim order approving the initial tranche was subsequently entered by the Court on March 13, 2009.  On April 3, 2009, the Court approved an additional US$2.5 million being made available to the Debtors under the DIP Loan pending the April 20, 2009 hearing, when the Court will consider the entry of a final order on the DIP Loan and, if approved, a second tranche of up to US$46.6 million will be made available to the Debtors.

Through the Bid Procedures Orders, the Debtors, with assistance from their outside financial advisor and investment banker, Miller Buckfire & Co., LLC, seek to conduct a Court-supervised marketing and sale process for all or substantially all of MEC’s assets.  On March 5, 2009, MID entered into an agreement with MEC to purchase MEC’s relevant interests associated with the following assets (the “Stalking Horse Bid”): Golden Gate Fields; Gulfstream Park, including MEC’s interest in The Village at Gulfstream Park™ (a joint venture with Forest City Enterprises, Inc.); Palm Meadows Training Center and related excess lands; Lone Star Park; AmTote; XpressBet®; and a holdback note associated with MEC’s sale of The Meadows in 2006.  MID’s aggregate offer price for these assets is approximately US$195.0 million, with US$136.0 million to be satisfied through a credit bid of the MID Lender’s existing loans to MEC, US$44.0 million in cash and US$15.0 million through the assumption of a capital lease.  MID’s Stalking Horse Bid may be topped by third parties during this auction and any sale of assets to MID or any third party will be subject to approval by the Court. MID has not made an offer to purchase any other assets of MEC at this time, although MID will continue to evaluate whether to do so during the course of the chapter 11 process.

Concurrent with the adjournment, MID, the MID Lender and MEC agreed to certain modifications and waivers to (i) the DIP Loan to allow for the adjournment and (ii) the purchase agreement for the Stalking Horse Bid to provide for the ability of MID or MEC to terminate the Stalking Horse Bid should the Ontario Securities Commission determine that the approval of MID’s minority shareholders is required in respect of the Stalking Horse Bid or any of the transactions provided for therein, provided that this termination right cannot be used if MID elects to call a meeting of shareholder to seek such minority approval (unless the approval is not obtained at such meeting).

MID holds a majority equity interest in MEC and the MID Lender is the largest secured creditor of the Debtors.  The current balance of the MID Lender’s existing loans to the Debtors, including accrued interest, is approximately US$372 million, comprised of US$171 million under the Gulfstream Park project financing, US$23 million under the Remington Park project financing, US$125 million under the bridge loan provided in September 2007, and US$53 million under the loan provided in December 2008.  All of these loans are secured.

The ultimate recovery to MID as a stockholder of MEC, if any, in the Debtors’ chapter 11 proceedings will likely not be determined until confirmation of a plan of reorganization for MEC.  In this regard, however, such a plan is likely to result in MID not receiving any value for its existing MEC stock and in the cancellation of such stock.  Furthermore, no assurance can be given as to the treatment the MID Lender’s claims will receive in the Debtors’ chapter 11 proceedings, although, as a general matter, secured creditors are entitled to priority over unsecured creditors to the extent of the value of the collateral securing such claims.

The restructuring of MEC under the protection of Chapter 11 is subject to certain material conditions, some of which are beyond MEC’s and MID’s control. There is no certainty with regard to how long the chapter 11 proceedings or the process for the marketing and sale of the Debtors’ assets will take, whether the Debtors’ restructuring plan will be successful, whether or at what prices the Debtors’ assets will be sold, whether the Stalking Horse Bid or any other offer by MID or any third party for the Debtors’ assets will materialize or be successful, and as to the outcome of litigation or regulatory proceedings, if any, related to the chapter 11 proceedings or MID’s involvement therein (including as a result of objections raised at the Court and with the Ontario Securities Commission).

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a majority interest in MEC, North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.  As noted in this press release, MEC has filed a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code.

For further information about this press release, please contact Richard Smith, MID’s Executive Vice-President and Chief Financial Officer, at 905-726-7507.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation.  Forward-looking statements may include, among others, statements relating to the chapter 11 proceedings and MID’s participation therein.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the risks and uncertainties inherent in the chapter 11 process, including the auction of MEC’s assets, and the risks that are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.